Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated April 29, 2016

Preliminary Prospectus Supplement dated August 13, 2018

Registration Statement File No. 333-211035

UNITED TECHNOLOGIES CORPORATION

FINAL TERM SHEET DATED AUGUST 13, 2018

$1,000,000,000 3.350% NOTES DUE 2021

$2,250,000,000 3.650% NOTES DUE 2023

$1,500,000,000 3.950% NOTES DUE 2025

$3,000,000,000 4.125% NOTES DUE 2028

$750,000,000 4.450% NOTES DUE 2038

$1,750,000,000 4.625% NOTES DUE 2048

Issuer:	United Technologies Corporation

Title:	3.350% Notes due 2021 (the “2021 Notes”)
3.650% Notes due 2023 (the “2023 Notes”)
3.950% Notes due 2025 (the “2025 Notes”)
4.125% Notes due 2028 (the “2028 Notes”)
4.450% Notes due 2038 (the “2038 Notes”)
4.625% Notes due 2048 (the “2048 Notes”)

Principal Amount:	$1,000,000,000 (2021 Notes)
$2,250,000,000 (2023 Notes)
$1,500,000,000 (2025 Notes)
$3,000,000,000 (2028 Notes)
$750,000,000 (2038 Notes)
$1,750,000,000 (2048 Notes)

Maturity Date:	August 16, 2021 (2021 Notes)
August 16, 2023 (2023 Notes)
August 16, 2025 (2025 Notes)
November 16, 2028 (2028 Notes)
November 16, 2038 (2038 Notes)
November 16, 2048 (2048 Notes)

Coupon:	3.350% (2021 Notes)
3.650% (2023 Notes)
3.950% (2025 Notes)
4.125% (2028 Notes)
4.450% (2038 Notes)
4.625% (2048 Notes)

Price to Public:	99.878% of face amount (2021 Notes)
99.991% of face amount (2023 Notes)
99.830% of face amount (2025 Notes)
99.964% of face amount (2028 Notes)
99.412% of face amount (2038 Notes)
99.683% of face amount (2048 Notes)

Underwriting Discount:	0.300% (2021 Notes)
0.350% (2023 Notes)
0.400% (2025 Notes)
0.450% (2028 Notes)
0.875% (2038 Notes)
0.875% (2048 Notes)

Yield to Maturity:	3.393% (2021 Notes)
3.652% (2023 Notes)

3.978% (2025 Notes)
4.130% (2028 Notes)
4.495% (2038 Notes)
4.645% (2048 Notes)

Spread to Benchmark Treasury:	+70 basis points (2021 Notes)
+90 basis points (2023 Notes)
+115 basis points (2025 Notes)
+125 basis points (2028 Notes)
+145 basis points (2038 Notes)
+160 basis points (2048 Notes)

Benchmark Treasury:	2.750% due August 15, 2021 (2021 Notes)
2.750% due July 31, 2023 (2023 Notes)
2.875% due July 31, 2025 (2025 Notes)
2.875% due August 15, 2028 (2028 Notes)
3.125% due May 15, 2048 (2038 Notes)
3.125% due May 15, 2048 (2048 Notes)

Benchmark Treasury Spot and Yield:	100-05 1⁄4;2.693% (2021 Notes)
99-31 3⁄4;2.752% (2023 Notes)
100-09+;2.828% (2025 Notes)
99-30+;2.880% (2028 Notes)
101-17+;3.045% (2038 Notes)
101-17+;3.045% (2048 Notes)

Interest Payment Dates:	Semi-annually on February 16 and August 16, commencing February 16, 2019 (2021 Notes, 2023 Notes and 2025 Notes)
Semi-annually on May 16 and November 16, commencing November 16, 2018 (2028 Notes, 2038 Notes and 2048 Notes)

Day Count Convention:	30/360

Make-Whole Call:	+15 basis points (2021 Notes)
+15 basis points (prior to July 16, 2023) (2023 Notes)
+20 basis points (prior to June 16, 2025) (2025 Notes)
+20 basis points (prior to August 16, 2028) (2028 Notes)
+25 basis points (prior to May 16, 2038) (2038 Notes)
+25 basis points (prior to May 16, 2048) (2048 Notes)

Par Call:	On or after July 16, 2023 (2023 Notes)
On or after June 16, 2025 (2025 Notes)
On or after August 16, 2028 (2028 Notes)
On or after May 16, 2038 (2038 Notes)
On or after May 16, 2048 (2048 Notes)

Proceeds, Before Expenses:	$995,780,000 (2021 Notes)
$2,241,922,500 (2023 Notes)
$1,491,450,000 (2025 Notes)
$2,985,420,000 (2028 Notes)
$739,027,500 (2038 Notes)
$1,729,140,000 (2048 Notes)

Trade Date:	August 13, 2018

Settlement Date:	August 16, 2018 (T+3)

CUSIP:	913017 DA4 (2021 Notes)
913017 DB2 (2023 Notes)
913017 DD8 (2025 Notes)

913017 CY3 (2028 Notes)
913017 CW7 (2038 Notes)
913017 CX5 (2048 Notes)

ISIN:	US913017DA42 (2021 Notes)
US913017DB25 (2023 Notes)
US913017DD80 (2025 Notes)
US913017CY37 (2028 Notes)
US913017CW70 (2038 Notes)
US913017CX53 (2048 Notes)

Denominations:	$2,000 x $1,000

Ratings*:	Baa1/BBB+ (Stable/Stable)

Special Mandatory Redemption	The Notes, other than the 2048 Notes, are subject to the Special Mandatory Redemption as described in the Preliminary Prospectus Supplement

Joint Book-Running Managers:	HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC

Joint Lead Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC

Senior Co-Managers:	Academy Securities, Inc.
Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
Commerz Markets LLC
RBC Capital Markets, LLC
MUFG Securities Americas Inc.
Santander Investment Securities Inc.
SMBC Nikko Securities Americas Inc.
SG Americas Securities, LLC
Standard Chartered Bank
UniCredit Capital Markets LLC
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.

Co-Managers:	BMO Capital Markets Corp.
ICBC Standard Bank Plc
Loop Capital Markets LLC
Westpac Capital Markets, LLC

$750,000,000 FLOATING RATE NOTES DUE 2021

Issuer:	United Technologies Corporation

Title:	Floating Rate Notes due 2021

Principal Amount:	$750,000,000

Maturity:	August 16, 2021

Coupon:	3-month LIBOR plus 0.65%

Minimum Interest Rate:	0.000% per annum

Price to Public:	100.000% of face amount

Underwriting Discount:	0.300%

Initial Interest Determination Date:	August 14, 2018

Interest Reset Dates:	Quarterly on February 16, May 16, August 16 and November 16

Initial Interest Reset Date:	August 16, 2018

Interest Payment Dates:	Quarterly on February 16, May 16, August 16 and November 16, commencing November 16, 2018

Interest Period:	From and including the interest reset date to but excluding the next succeeding interest reset date (provided that the initial interest period will be the period from and including August 16, 2018 to but excluding the first interest reset date)

Day Count Convention:	Actual/360

Payment Business Day Convention:	Modified Following, Adjusted

Par Call:	On or after August 16, 2019

Proceeds, Before Expenses:	$747,750,000

Trade Date:	August 13, 2018

Settlement Date*:	August 16, 2018 (T+3)

CUSIP:	913017 CZ0

ISIN:	US913017CZ02

Denominations:	$2,000 x $1,000

Ratings**:	Baa1/BBB+ (Stable/Stable)

Special Mandatory Redemption	The Notes, other than the 2048 Notes, are subject to the Special Mandatory Redemption as described in the Preliminary Prospectus Supplement

Joint Book-Running Managers:	HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC

Joint Lead Managers:	BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC

Senior Co-Managers:	Academy Securities, Inc.
Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
Commerz Markets LLC
RBC Capital Markets, LLC
MUFG Securities Americas Inc.
Santander Investment Securities Inc.

SMBC Nikko Securities Americas Inc.
SG Americas Securities, LLC
Standard Chartered Bank
UniCredit Capital Markets LLC
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.

Co-Managers:	BMO Capital Markets Corp.
ICBC Standard Bank Plc
Loop Capital Markets LLC
Westpac Capital Markets, LLC

*

Note: A security rating is not a recommendation to buy, sell or hold securities. Additionally, the security rating may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates (File No. 333-211035). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. (toll-free) at 1-866-811-8049, Merrill Lynch, Pierce, Fenner & Smith Incorporated (toll-free) at 1-800-294-1322, or Morgan Stanley & Co. LLC (toll-free) at 1-866-718-1649.